Exhibit 10.48A

FIRST AMENDMENT TO RESTATED EMPLOYMENT AGREEMENT

This First Amendment to Restated Employment Agreement (this “First Amendment”) is made and entered into on the          day of August, 2008, among CSG SYSTEMS INTERNATIONAL, INC. (“CSGS”), a Delaware corporation, CSG SYSTEMS, INC. (“Systems”), a Delaware corporation, and PETER E. KALAN (the “Executive”). CSG and Systems collectively are referred to in this First Amendment and in the Restated Employment Agreement as the “Companies”.

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WHEREAS, the Companies and the Executive entered into a Restated Employment Agreement dated May 29, 2008 (the “Restated Employment Agreement”); and

WHEREAS, the Companies and the Executive desire to amend the Restated Employment Agreement as set forth in this First Amendment;

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements of the parties contained in this First Amendment, the Companies and the Executive agree as follows:

1. Effective immediately, Paragraph 10(d) of the Restated Employment Agreement hereby is amended in its entirety so as to read as follows:

“(d) Termination Without Cause Prior to a Change of Control. If, prior to the occurrence of a Change of Control, the Companies terminate the Executive’s employment under this agreement for any reason other than cause or the Executive’s death or disability, then the Executive shall be entitled to receive the following compensation, benefits, and other payments from the Companies:

(i)	The Base Salary through that date which is two (2) years after the effective date of such termination (the “Ending Date”), to be paid at the same times that the Base Salary would have been paid if such termination had not occurred; provided, that if the Executive commences employment with another employer, whether as an employee or as a consultant, prior to the Ending Date (for purposes of this Paragraph 10, the “Other Employment”), then such payments of the Base Salary shall be reduced from time to time by the aggregate amount of salary, cash bonus, and consulting fees received or receivable by the Executive from the Other Employment for services performed by him during the period from the commencement of the Other Employment through the Ending Date;

(ii)

An amount equal to one hundred sixty percent (160%) of the Base Salary in effect on the effective date of such termination, one-half ( 1/2) of such amount to be paid, without interest, not later than thirty (30) days after the effective date of such termination and the other one-half ( 1/2) of such amount to be paid, without interest, one (1) year after the effective date of such termination.

(iii)	Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the effective date of such termination;

(iv)	Continued participation in the following benefit plans or programs of the Companies which may be in effect from time to time and in which the Executive was participating as of the effective date of such termination, to the extent that such continued participation by the Executive is permitted under the terms and conditions of such plans (unless such continued participation is restricted or prohibited by applicable governmental regulations governing such plans), until the first to occur of the Ending Date or (separately with respect to the termination of each benefit) the provision of a substantially equivalent benefit to the Executive by another employer of the Executive:

(1)	Group medical and hospital insurance,

(2)	Group dental insurance,

(3)	Group life insurance, and

(4)	Group long-term disability insurance;

and

(v)	Any other benefits payable to the Executive upon his termination without cause, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the effective date of such termination.”

2. Effective immediately, Paragraph 10(e) of the Restated Employment Agreement hereby is amended in its entirety so as to read as follows:

“(e) Termination Without Cause After a Change of Control. If, after the occurrence of a Change of Control, the Companies or any Permitted Assignee terminates the Executive’s employment under this agreement for any reason other than cause or the Executive’s death or disability, then the Executive shall be entitled to receive from the Companies and the Permitted Assignee, if any (all of whom shall be jointly and severally liable therefor), all of the compensation, benefits, and other payments from the Companies which are described and provided for in subparagraph (d) of this Paragraph 10 (as modified by this subparagraph (e)); provided, however, that (i) the aggregate Base Salary payable under subparagraph (d)(i) for all periods through the Ending Date shall be paid to the Executive in a lump sum without regard to Other Employment not later than thirty (30) days after the effective date of such termination and (ii) the amount payable under subparagraph (d)(ii) (as modified by this subparagraph (e)) shall be two hundred ten percent (210%) of the Base Salary in effect on the effective date of such termination and shall be paid to the Executive in a lump sum not later than thirty (30) days after the effective date of such termination.”

3. Effective immediately, Paragraph 10(i) of the Restated Employment Agreement hereby is amended in its entirety so as to read as follows:

“(i) Notice of Other Employment and of Benefits. The Executive promptly shall notify the Companies in writing of (i) his acceptance of the Other Employment referred to in subparagraph (d) of this Paragraph 10, (ii) the effective date of such Other Employment, and (iii) the amount of salary, cash bonus, and consulting fees which the Executive receives or is entitled to receive from the Other Employment for services performed by him during the period from the commencement of the Other Employment through the Ending Date. Whenever relevant for purposes of this Paragraph 10, the Executive also promptly shall notify the Companies of his receipt from another employer of any benefits of the types referred to in subparagraphs (b)(iv) and (d)(iv) of this Paragraph 10. Such information shall be updated by the Executive whenever necessary to keep the Companies informed on a current basis.”

4. Effective immediately, Paragraph 10(j) of the Restated Employment Agreement hereby is amended in its entirety so as to read as follows:

“(j) Modification of Benefit Plans or Programs. Nothing contained in this Paragraph 10 shall obligate the Companies to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan or program referred to in subparagraph (b)(iv) or (d)(iv) of this Paragraph 10 so long as such actions are similarly applicable to senior executives of the Companies generally.”

5. Paragraph 10(m) of the Restated Employment Agreement hereby is amended in its entirety so as to read as follows:

“(m) Section 409A; Time and Form of Payments and Benefits. The parties intend that each payment and benefit provided to the Executive upon his termination of employment pursuant to this Paragraph 10 shall be eligible for certain regulatory exceptions to the limitations imposed on deferred compensation by Section 409A of the Code or shall comply with the requirements of Section 409A of the Code. The purpose of this subparagraph (m) is solely to enable this agreement to comply with, or be eligible for one or more exceptions from, the requirements of Section 409A of the Code.

(i)	Time and Form of Payment. Each of the following amounts payable to the Executive under this agreement shall constitute a separate payment for purposes of Section 409A of the Code:

(1)	Each pay period installment of Base Salary payable to the Executive pursuant to subparagraphs 10(d)(i) or 10(f)(iii) (each such installment, a “Salary Continuation Payment”).

•

Each Salary Continuation Payment shall be paid in accordance with the payroll payment schedule of the Companies in effect on the effective date of the Executive’s termination of employment with the Companies.

(2)	Any annual incentive bonus payable to the Executive pursuant to subparagraph 10(g)(iii) (“Full Termination Year Bonus”).

•

Any Full Termination Year Bonus shall be paid during the calendar year immediately following the calendar year in which the effective date of the Executive’s termination of employment with the Companies occurs, such payment to be made on the date when such bonuses are normally paid by the Companies (but in no event after the end of the calendar year immediately following the calendar year in which the Executive’s termination of employment with the Companies is effective).

(3)	Any pro rata portion of the Executive’s annual incentive bonus for the calendar year of the Executive’s termination of employment pursuant to subparagraphs 10(a)(ii) or 10(b)(ii) (“Pro-Rated Termination Year Bonus”).

•	Any Pro-Rated Termination Year Bonus shall be paid during the calendar year immediately following the calendar year in which the effective date of the Executive’s termination of employment with the

Companies occurs, such payment to be made on the date when such bonuses are normally paid by the Companies (but in no event after the end of the calendar year immediately following the calendar year in which the Executive’s termination of employment with the Companies is effective).

(4)	Any Base Salary amount payable pursuant to subparagraphs 10(e)(i) or 10(f)(iii) (“Lump Sum Salary”).

•	Any Lump Sum Salary shall be paid not later than thirty (30) days following the effective date of the Executive’s termination of employment with the Companies.

(5)	Any amounts payable in two (2) installments as a percentage of the Executive’s Base Salary pursuant to subparagraphs 10(d)(ii) or 10(f)(iii) (“Percentage BaseAmount”).

•

One-half ( 1/2) of any Percentage Base Amount shall be paid not later than thirty (30) days after the effective date of the Executive’s termination of employment with the Companies, and the other one-half ( 1/2) of any Percentage Base Amount shall be paid on the date that is one year after the effective date of the Executive’s termination of employment with the Companies.

(6)	Any amounts payable in a lump sum as a percentage of the Executive’s Base Salary pursuant to subparagraphs 10(e)(ii) or 10(f)(iii) (“Lump Sum Percentage Base Amount”).

•	Any Lump Sum Percentage Base Amount shall be paid not later than thirty (30) days after the effective date of the Executive’s termination of employment with the Companies.

(7)	Any amounts payable to the Executive pursuant to subparagraph 10(1) as an “Additional Payment” and any “Gross-Up Payment” (the “Preliminary Gross- Up Payment”).

•	Any Preliminary Gross-Up Payment shall be paid not later than thirty (30) days following the effective date of the Executive’s termination of employment with the Companies.

(8)	Any amounts payable to the Executive pursuant to subparagraph 10(1) as a “further Gross-Up Payment” (the “Adjustment Gross-Up Payment”).

•

Any Adjustment Gross-Up Payment shall be paid during the calendar year immediately following the calendar year in which the effective date of the Executive’s termination of employment with the Companies occurs.

(ii)	Continuation of Benefits. Subparagraphs 10(b)(iv), 10(d)(iv), 10(e), and 10(f) provide for continued participation by the Executive in designated health and welfare benefit programs of the Companies for a specified period. The parties intend that any in-kind benefits or reimbursement of expenses incurred by the Executive with respect to the continuation of benefits satisfy the requirements for a fixed schedule of payments with respect to such benefits or payments as required by Treas. Reg. § 1.409A-3(i)(l)(iv). To the extent such continued participation by the Executive involves any payment for continued coverage by the Executive and reimbursement to the Executive, the amount of any such reimbursement shall be paid to the Executive (or his beneficiary) by December 31 of the calendar year immediately following the year in which the Executive pays the actual cost of continued coverage. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Further, the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii)

Six-Month Delay in Payment. Notwithstanding anything contained in this agreement to the contrary, if the Executive is deemed by the Companies at the time of the Executive’s “separation from service” with the Companies to be a “specified employee,” any compensation or benefits to which the Executive becomes entitled under this agreement in connection with such separation shall not be paid or commence until the date which is the first business day following the six month period after the Executive’s separation from service (or if earlier, the Executive’s death). Such delay in payment shall only be effected with respect to each separate payment or benefit to the extent required to avoid adverse tax treatment to the Executive, including (without limitation) the additional 20% tax for which the Executive would otherwise be liable under Section 409A(a)(l)(B) of the Code in the absence of such delay in payment. Upon the expiration of the delay period, any compensation or benefits which would have otherwise been paid during the delay period (whether in a single sum or in installments) in the absence of this subparagraph (iii) shall be paid to the Executive or his beneficiary in a lump sum payment.

(iv)	Key Definitions. For purposes of Paragraph 10 of this agreement, the terms “separation from service” and “specified employee,” and, solely with respect to subparagraph 10(b)(iv), the term “disability,” shall have the meanings ascribed to such terms pursuant to Section 409A of the Code and the related treasury regulations and other applicable guidance.”

6. As amended by this First Amendment, the Restated Employment Agreement shall remain in full force and effect according to its terms.

[Signatures are on the following page.]

IN WITNESS WHEREOF, each of the parties has caused this First Amendment to Restated Employment Agreement to be executed as of the date first set forth above.

CSG SYSTEMS INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Joseph T. Ruble
Joseph T . Ruble, Executive Vice President and General Counsel

CSG SYSTEMS, INC., a Delaware corporation

By:	/s/ Joseph T. Ruble
Joseph T. Ruble, Executive Vice President and General Counsel

/s/ Peter E. Kalan
Peter E. Kalan